Exhibit 99.1
News Release

Contact:	Mark Pape Chief Financial Officer Affirmative Insurance Holdings, Inc. (972) 728-6481
AFFIRMATIVE INSURANCE HOLDINGS, INC. ANNOUNCES QUARTERLY
CASH DIVIDEND OF TWO CENTS PER SHARE
ADDISON, Texas (July 13, 2006) — Affirmative Insurance Holdings, Inc. (Nasdaq: AFFM), a producer and provider of personal non-standard automobile insurance, today announced its Board of Directors has declared a quarterly cash dividend on its common stock of two cents per share, payable on July 28, 2006 to shareholders of record at the close of business July 17, 2006.
ABOUT AFFIRMATIVE INSURANCE HOLDINGS
Headquartered in Addison, Texas, Affirmative Insurance Holdings, Inc., is a producer and provider of personal non-standard automobile insurance policies to individual consumers in highly targeted geographic markets. Affirmative currently offers products and services in 13 states, including Texas, Illinois, California and Florida.
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